EXHIBIT 99.1

MCI Announces Planned Reduction in Bank Facility and

Extension of Expiration Date for Election Forms

ASHBURN, Va., January 8, 2004 – MCI (WCOEQ, MCWEQ) today announced it plans to reduce the size of its Debtor-in-Possession Credit Facility to $300 million from $1.06 billion. The credit facility was arranged at the time the Company filed for reorganization under U.S. bankruptcy laws. Since then, MCI has accumulated cash balances which currently are in excess of $5 billion. With no currently expected need to borrow funds, MCI has elected to decrease the credit facility and thereby reduce the commitment fees it is paying. MCI anticipates the reduced size credit facility will only be used when necessary to provide letters of credit. At present, the Company has approximately $80 million of outstanding letters of credit.

In addition, MCI announced that the expiration date for the delivery of election forms by the holders of claims in classes 5, 11 and 13 of the Company’s plan of reorganization is being extended to 4:15 p.m. (Eastern Time) on January 20, 2004. These election forms allow the holders to elect to receive notes and/or common stock of the reorganized Company upon its emergence from bankruptcy. The previous expiration date was 4:15 p.m. (Eastern Time) on January 9, 2004.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

###